EXHIBIT 10.5

REVOLVING CREDIT AGREEMENT

DATED AS OF

MAY 27, 2010

Between

HI-TECH PHARMACAL CO., INC.,
as Borrower,

and

JPMORGAN CHASE BANK, N.A.
as Bank

REVOLVING CREDIT AGREEMENT dated as of May 27, 2010 between Hi-Tech Pharmacal Co., Inc. (“Borrower”) and JPMorgan Chase Bank, N.A. (“Bank”).

The parties to this Agreement hereby agree as follows:

ARTICLE I - DEFINITIONS, ACCOUNTING TERMS, ETC.

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Acquisition” has the meaning specified in the definition of “Permitted Acquisitions.”

 “Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded, upwards, if necessary, to the next 1/16 of 1%) equal to (1) the LIBOR Rate for such Interest Period multiplied by (2) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i)  2.50 % per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Affiliate” means any Person which directly or indirectly Controls, or is Controlled by, or is under common Control with Borrower.

“Agreement” means this Revolving Credit Agreement.

“Applicable Margin” means, for any day, in the case of a LIBOR Loan, one and one-half percent (1.50%).

“Bank” means JPMorgan Chase Bank, N.A.

“Bank’s Office” means 395 North Service Road, Suite 302, Melville, New York 11747.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” means Hi-Tech Pharmacal Co., Inc., a Delaware corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

 “Capital Lease” means a lease which is or should be capitalized in accordance with GAAP.

“CB Floating Rate Loan” means any or all of the Revolving Credit Loans bearing interest based upon the CB Floating Rate.

“CB Floating Rate” means a rate per annum equal to the Prime Rate, provided, that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate.  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“Change in Law” means (1) the adoption of any law, rule or regulation after the date of this Agreement, (2) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (3) compliance by Bank (or by any lending office of Bank or by Bank's holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change in Control” means (1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (2) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (a) nominated by the board of directors of Borrower nor (b) appointed by directors so nominated; or (3) the acquisition of direct or indirect Control of Borrower by any Person or group.

“Closing Date” means May 27, 2010.

“Code” means the Internal Revenue Code of 1986.

“Commitment Fee” has the meaning specified in “Commitment Fee” (Section 2.02).

“Commitment Fee Rate” means, for any day, a rate per annum equal to one-quarter percent (0.25%).

“Consolidated Accounts Receivable” means, as of the date of determination, all accounts receivable, less allowance for doubtful accounts, of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, the Dollar amount of gross expenditures made by Borrower and its Consolidated Subsidiaries, on a consolidated basis (including the principal portion of Capital Leases), for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto, but not repairs thereof.

“Consolidated Cash and Cash Equivalents” means, as of the date of determination, all cash and cash equivalents of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Cash Taxes Paid” means, for any period, all cash taxes paid during such period by Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Depreciation and Amortization” means, for any period, the depreciation and amortization of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income, plus each of the following (without duplication as an addition) if and only if such item was deducted in determining Consolidated Net Income: (1) Consolidated Interest Expense, (2) Consolidated Income and Other Taxes, and (3) Consolidated Depreciation and Amortization.

“Consolidated Funded Debt” means, as of the date of determination, the sum of each of the following owed by Borrower and its Consolidated Subsidiaries, on a consolidated basis, (1) any indebtedness for borrowed money, including subordinated debt, with original maturities of one year or more, including all current portions thereof, (2) all indebtedness or liability for the deferred purchase price of property, excluding trade obligations, and (3) all obligations under Capital Leases, all as determined in accordance with GAAP.

“Consolidated Income and Other Taxes” means, for any period, all income and other taxes of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (exclusive of any extraordinary gain and exclusive of any extraordinary loss) of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of Borrower which, in accordance with GAAP, should be included in the consolidated financial statements of Borrower.

“Consolidated Total Current Liabilities” means, as of the date of determination, all total current liabilities of Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Unfunded Capital Expenditure” means all Consolidated Capital Expenditures which are financed internally and not with financing provided by a third party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt” means, with respect to any Person, each of the following (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations), (2) all obligations evidenced by bonds, debentures, notes or other similar instruments, (3) obligations as lessee under Capital Leases, (4) current and future liabilities in respect of unfunded vested benefits under any Plan, (5) reimbursement obligations under letters of credit issued for the account of any Person, (6) all reimbursement obligations arising under bankers' or trade acceptances, (7) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (8) all obligations secured by any Lien on property owned by such Person even if the obligations secured by such Lien on such property have not been assumed, (9) all other liabilities recorded, or required to be recorded, in such Person's financial statements in accordance with GAAP, and (10) all obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

“Debt Service Coverage Ratio” means, as of each Quarterly Date, a ratio of: (1) the sum of (a) Consolidated EBITDA for the prior four Fiscal Quarters ended on such Quarterly Date, minus (b) all Consolidated Unfunded Capital Expenditures made during the four Fiscal Quarters ended on such Quarterly Date, minus (d) all Restricted Payments made during the prior four Fiscal Quarters ended on such Quarterly Date, minus (e) Consolidated Cash Taxes Paid, to (2) the sum of (a) Consolidated Interest Expense for the prior four Fiscal Quarters ended on such Quarterly Date, plus (b) all Consolidated Funded Debt required to be paid during the prior four Fiscal Quarters ended on such Quarterly Date.

“Default” means any of the events specified in “Events of Default” (Section 8.01), whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” means, with respect to an amount of any Type of Revolving Credit Loans not paid when due, a rate per annum equal to (1) if the Revolving Credit Loans is a CB Floating Rate Loan, a variable rate 3.00% above the CB Floating Rate, and (2) if the Revolving Credit Loans is a LIBOR Loan, a fixed rate 3.00% above the Adjusted LIBOR Rate plus the Applicable Margin at the time of default until the end of the then current Interest Period for such LIBOR Loan and, thereafter, a variable rate 3.00% above the CB Floating Rate.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to the failure of Borrower or any of its Consolidated Subsidiaries to comply or requirements with respect to future compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower or such Consolidated Subsidiary, (2) relating to the occurrence or presence of or exposure to, or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at the locations or facilities of Borrower or any of its Consolidated Subsidiaries, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility, (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof, and (3) any material violation or alleged material violation of any relevant Environmental Law.

“Equity Interest” means shares of capital stock, partnership interest, membership interest, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

“Event of Default” means any of the events specified in “Events of Default” (Section 8.01), provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes” means with respect to Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower under this Agreement or the Revolving Credit Loans, (1) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Bank, in which its applicable lending office is located, and (2) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Financing Documents” means this Agreement, the Revolving Credit Note, and each other agreement or document executed pursuant to or in connection with any such agreement, or any or all of the foregoing, all as the context may require.

“Fiscal Quarter” means each period from February 1 to April 30, May 1 to July 31, August 1 to October 31 and November 1 to January 31.

“Fiscal Year” means each period from May 1 to April 30.

 “GAAP” means generally accepted accounting principles as then in effect in the United States.

“Good Faith Contest” means the contest of an item if (1) the item is diligently contested in good faith by appropriate proceedings timely instituted, (2) adequate reserves are established with respect to the contested item, (3) during the period of such contest, the enforcement of any contested item is effectively stayed, and (4) the failure to pay or comply with the contested item has not and could not result in a Material Adverse Change.

“Governmental Approvals” means any authorization, consent, or approval of, or any license, permit, or certification issued by, or any exemption of, registration or filing with or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminants, toxic or hazardous wastes or other substances regulated by Environmental Law, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Payment Date” means (1) in the case of a CB Floating Rate Loan, on the first Business Day of each month and on the date such Loan is converted to a LIBOR Loan and on the Revolving Credit Facility Termination Date, and (2) in the case of a LIBOR Loan, the last day of the applicable Interest Period, but if such Interest Period exceeds one month no less frequently than monthly, and such payment will be made on the same day in each month that corresponds to the first day of the applicable Interest Period, such that if an Interest Period starts on January 15th, then a payment is required on the following February 15th.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date of making or converting to such LIBOR Loan and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, provided, however, (1) no Interest Period for all or any part of the Revolving Credit Loans shall end later than the Revolving Credit Facility Termination Date, (2) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (3) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Law” means any treaty, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree, judgment or agreement with a Governmental Authority.

“LIBOR Loan” means any and all of the Revolving Credit Loans bearing interest based on the Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page) providing rate quotations comparable to those currently provided on such page of such Service, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBOR Rate with respect to such LIBOR Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Liquidity Ratio” means, as of each Quarterly Date, a ratio of: (1) the sum of (a) Consolidated Cash and Cash Equivalents, plus (b) Consolidated Accounts Receivable, to (2) the sum of (a) Consolidated Current Liabilities, plus, if not already included in Consolidated Current Liabilities, (b) the aggregate principal amount of all outstanding Revolving Credit Loans.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, assets, liabilities, results of operations, conditions (financial or otherwise), or property of Borrower or any of its Consolidated Subsidiaries, or (2) any event or occurrence of whatever nature which is reasonably likely to have a material adverse effect on the ability of Borrower to perform its obligations under the Financing Documents to which it is a party.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or the Revolving Credit Note or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

"Permitted Acquisition" means an acquisition by Borrower by merger, by consolidation or by purchase of all of the voting stock of another Person or the purchase of all or substantially all of the assets of another Person ("Acquisition") if all of the following conditions are met: (1) the Acquisition is of a business permitted to be conducted by Borrower under “Conduct of Business” (Section 5.04), (2) the stock, assets or property being acquired shall not be encumbered by any existing Liens and no Liens shall be created as a result of such Acquisition; (3) the Board of Directors or other governing body of the Person whose voting stock or assets are  to be acquired has approved the Acquisition, and the Acquisition is not considered to be "hostile"; (4) no Default or Event of Default exists prior to such Acquisition or shall result from such Acquisition; (5) the total consideration (including cash paid, the value of stock issued and debt assumed) paid for a single Acquisition or series of related Acquisitions does not exceed $5,000,000, (6) the total consideration (including cash paid, the value of stock issued and debt assumed) for all Permitted Acquisitions occurring during any twelve (12) month period does not exceed $15,000,000; and (7) Bank shall have received a certificate signed by the Chief Financial Officer or Treasurer of Borrower to the effect that (and including calculations indicating that) on a pro forma basis after giving effect to the Acquisition: (i) all representations and warranties contained in the Loan Documents will remain true and correct in all material respects, (ii) Borrower will remain in compliance with all covenants contained in the Loan Documents, and (iii) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of such Acquisition.

“Permitted Liens” means each of the Liens permitted under “Liens” (Section 6.03).

“Person” means an individual, partnership (including limited liability partnerships), limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate if effect at its principal office in New York City, each change in the Prime Rate shall effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

“Quarterly Date” means each January 31, April 30, July 31 and October 31.

“Regulation D” means Regulation D of the Board of Governors.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

“Restricted Payments” means (1) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, and (2) any payments made by Borrower on loans made to Borrower by any holder of an Equity Interest in Borrower.

“Revolving Credit Commitment” means Bank's obligations to make Revolving Credit Loans to Borrower pursuant to “Revolving Credit” (Section 2.01).

“Revolving Credit Facility” means Ten Million Dollars ($10,000,000).

“Revolving Credit Facility Termination Date” means May 27, 2013.

“Revolving Credit Loans” has the meaning specified in “Revolving Credits” (Section 2.01).

“Revolving Credit Note” has the meaning specified in “Revolving Credit Note” (Section 2.08).

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Bank is subject  with respect to the Adjusted LIBOR Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Bank under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (1) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (2) in the case of a partnership, limited liability company or joint venture, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

 “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholding imposed by any Governmental Authority on Bank in connection with, or based upon, this Agreement or any of the other Financing Documents.

“Type” refers to whether the rate of interest on all or any portion of the Revolving Credit Loans is determined by reference to the CB Floating Rate or the Adjusted LIBOR Rate.

Section 1.02. Rules of Construction.  When used in this Agreement (1) “or” is not exclusive, (2) a reference to a Law includes any amendment or modification to such Law, (3) a reference to a Person includes its permitted successors and permitted assigns, and (4) unless otherwise provided for in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents.

Section 1.03. Accounting Principles and Terms.  Except as otherwise provided in this Agreement, (1) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with GAAP, and (2) all accounting terms used in this Agreement shall have the meaning ascribed to such terms by such principles.

ARTICLE II REVOLVING CREDIT

Section 2.01 Revolving Credit. Subject to the terms and conditions of this Agreement, Bank agrees to make loans pursuant to this Section (“Revolving Credit Loans”) to Borrower from time to time during the period from the Closing Date to but not including the Revolving Credit Facility Termination Date, provided that the aggregate principal amount of all Revolving Credit Loans outstanding at any time does not exceed the Revolving Credit Facility . Each Revolving Credit Loan which shall not utilize the Revolving Credit Facility in full shall be in the minimum amount of $100,000 in the case of CB Floating Rate Loans and $500,000 in the case of LIBOR Loans.  Within the limits of the Revolving Credit Facility Borrower may borrow, prepay pursuant to “Optional Prepayments” (Section 2.10), and reborrow under this Section.

Section 2.02. Commitment Fee. Borrower agrees to pay to Bank a commitment fee (“Commitment Fee”) on the average daily difference between the Revolving Credit Facility and the aggregate principal amount of all outstanding Revolving Credit Loans from and including the Closing Date to but excluding the Revolving Credit Facility Termination Date at a rate per annum equal to the Commitment Fee Rate. The Commitment Fee Rate is calculated based on a year of 360 days for the actual number of days elapsed. The accrued Commitment Fee shall be paid in arrears at Bank's Office in immediately available funds on the last day of each calendar quarter.

Section 2.03. Notice and Manner of Borrowing.  In the case of a CB Floating Rate Loan, Borrower shall give Bank telephonic notice (immediately confirmed in writing) of each Revolving Credit Loan by 11:00 a.m. on the day of making such CB Floating Rate Loan.  In the case of a LIBOR Loan Borrower shall give Bank telephonic notice (immediately confirmed in writing) of each LIBOR Loan at least three (3) Business Days before each LIBOR Loan.  Each such notice must specify (1) the date of the requested Revolving Credit Loan, (2) the amount of the requested Revolving Credit Loan, (3) whether the requested Revolving Credit Loan is a CB Floating Rate Loan or a LIBOR Loan, and (4) in the case of a LIBOR Loan, the duration of the Interest  Period applicable to such Loan.  Not later than 4:00 p.m. (New York City time) on the date of each Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in this Agreement, Bank will make such Revolving Credit Loan available to Borrower in immediately available funds by crediting the amount of such Revolving Credit Loan to the account of Borrower with Bank.

All notices given under this Section shall be irrevocable and shall be given not later than 11:00 a.m. (New York City time) on a Business Day which is not less than the number of Business Days specified above for such notice.

Section 2.04. Interest. Borrower shall pay interest to Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans at a rate per annum as follows (1) for a CB Floating Rate Loan at a rate equal to the CB Floating Rate, and (2) for a LIBOR Loan at a rate equal to the Adjusted LIBOR Rate plus the Applicable Margin. An illustration of how each of these interest rates is calculated is attached to this Agreement as Exhibit B. Any change in the interest rate based on the CB Floating Rate resulting from a change in the CB Floating Rate shall be effective as of the opening of business on the day on which such change in the CB Floating Rate becomes effective. Interest on the Revolving Credit Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Revolving Credit Loan shall be payable on each Interest Payment Date. Any principal or interest not paid when due (at maturity, by acceleration, or otherwise) shall bear interest from the date when due until paid in full, payable on demand, at the Default Rate.  The applicable CB Floating Rate and Adjusted LIBOR Rate shall be determined by Bank, and such determination shall be conclusive absent manifest error. Notwithstanding the foregoing, during the continuance of an Event of Default, at the option of Bank, the Revolving Credit Loans will bear interest at the Default Rate.

Section 2.05. Interest Periods. In the case of each LIBOR Loan, Borrower shall select an Interest Period in accordance with the definition of Interest Period in “Definitions” (Section 1.01), subject to the following limitations (1) no Interest Period shall have a duration of less than one (1) month, and (2) no Interest Period of particular duration with respect to a LIBOR Loan may be selected by Borrower if Bank determines, in its sole discretion, that LIBOR Loan with such maturities are not generally available. The minimum amount of a LIBOR Loan with the same Interest Period is $500,000.  The maximum number of different Interest Periods which can be outstanding at any time is five (5).

Section 2.06.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Loan: (1) Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period, or (2) the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to Bank of making or maintaining the LIBOR Loan for such Interest Period, then Bank shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Bank notifies Borrower that the circumstances giving rise to such notice no longer exist LIBOR Loans will not be available.

Section 2.07. Renewals and Conversions. Borrower may elect from time to time to convert all or a part of one Type of Revolving Credit Loans into another Type of Revolving Credit Loans or to renew all or part of the Revolving Credit Loans by giving Bank written notice (effective upon receipt) at least one (1) Business Days before the conversion into a CB Floating Rate Loan, and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying (1) the renewal or conversion date, (2) the amount of the Revolving Credit Loans to be converted or renewed, (3) in the case of conversions, whether the Revolving Credit Loans is to be converted into a CB Floating Rate Loan or a LIBOR Loan, and (4) in the case of a conversion into a LIBOR Loan, the duration of the Interest Period applicable to such Loan, provided that (1) after such renewal or conversions the minimum principal amount of the outstanding LIBOR Loan with the same Interest Period shall be $500,000, (2) LIBOR Loans can only be renewed or converted on the last day of the Interest Period for such LIBOR Loan, and (3) LIBOR Loans can only be renewed or converted if there are no outstanding Defaults or Events of Default.

All notices given under this Section shall be irrevocable and shall be given not later than 11:00 a.m. (New York City time) on a Business Day which is not less than the number of Business Days specified above for such notice.  If Borrower fails to give Bank the notice specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period of such LIBOR Loan, such LIBOR Loan shall automatically be converted into a CB Floating Rate Loan on the last day of the Interest Period for such LIBOR Loan.

Section 2.08. Revolving Credit Note. The Revolving Credit Loans shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in substantially the form of the “Revolving Credit Note” (Exhibit A) duly completed.  The Revolving Credit Note shall be (1) in the principal amount of Ten Million Dollars ($10,000,000), (2) dated the Closing Date, and (3) payable to Bank at Bank's Office.  The Revolving Credit Loans will be repaid in full on the Revolving Credit Facility Termination Date.

Section 2.09. Method of Payment. Borrower shall make each payment under this Agreement and under the Revolving Credit Note not later than 11:00 a.m. (New York City time) on the date when due in Dollars to Bank at Bank's Office in immediately available funds. Borrower hereby authorizes Bank to charge against any account of Borrower with Bank each payment under this Agreement and under the Revolving Credit Note when due. Whenever any payment to be made under this Agreement or under the Revolving Credit Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 2.10. Optional Prepayments. In the case of a CB Floating Rate Loan, Borrower may, upon at least one (1) Business Day prior written notice (effective upon receipt) to Bank, prepay the Revolving Credit Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial prepayment shall be in a principal amount of not less than $100,000. In the case of a LIBOR Loan, Borrower may, upon at least three (3) Business Days prior written notice (effective upon receipt) to Bank, prepay the Revolving Credit Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial prepayment shall be in a principal amount of not less than $100,000, and (2) LIBOR Loans may only be prepaid on the last day of the applicable Interest Period. Prepayments of the Revolving Credit Loans in accordance with the terms of this Section shall be without premium or penalty.

Section 2.11.  Use of Proceeds. The proceeds of the Revolving Credit Loans will be used by Borrower for general corporate purposes, including providing working capital, and up to an aggregate total amount of $2,000,000 can be used to finance (1) the purchase by Borrower of Equity Interest in Borrower, and (2) the purchase by Borrower of the assets of or Equity Interest in other Persons.  Borrower will not, directly or indirectly, use any part of the proceeds of the Revolving Credit Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

Section 2.12. Increased Costs.  If any Change in Law shall: (1)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or (2) impose on Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by Bank; and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Bank under this Agreement or the Revolving Credit Note (whether of principal, interest or otherwise), then Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

If Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, if any, as a consequence of this Agreement or the Revolving Credit Loans made by Bank, to a level below that which Bank or Bank's holding company could have achieved but for such Change in Law (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank's holding company for any such reduction suffered.

A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in the prior paragraphs of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank's right to demand such compensation, provided that Borrower shall not be required to compensate Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank's intention to claim compensation therefore,  provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13.  Break Funding Payments.  In the event of (1) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant to this Agreement then, in any such event, Borrower shall compensate Bank for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to Bank shall be deemed to include an amount determined by Bank to be the excess, if any, of (1) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefore (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (2) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15.  Taxes.  Any and all payments by or on account of any obligation of Borrower under this Agreement and the Revolving Credit Note shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (1) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (2)  Borrower shall make such deductions, and (3) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.  In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

Borrower shall indemnify Bank, within 10 days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by Bank on or with respect to any payment by or on account of any obligation of Borrower under this Agreement or the Revolving Credit Note (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

If Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that Borrower, upon the request of Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Bank in the event Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

ARTICLE III CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent. The obligation of Bank to enter into this Agreement and to make the initial Revolving Credit Loan is subject to the condition precedent that Bank shall have received on or before the Closing Date each of the following, each in form and substance satisfactory to Bank and its counsel:

(1) Certificate of Secretary of Borrower. A certificate of the Secretary of Borrower, dated the Closing Date, certifying to (a) the certificate of incorporation and by-laws of Borrower, and all amendments to such certificate or by-laws, (b) all corporate actions taken by Borrower, including resolutions of its board of directors, authorizing the execution, delivery and performance of each of the Financing Documents to which it is a party and each other document or agreement to be delivered pursuant to any of the Financing Documents, and (c) the names and true signatures of the each party authorized to act on behalf of Borrower.

(2) Good Standing Certificates of Borrower. A certificate of the Secretary of State (or other appropriate official) of the jurisdiction of formation of Borrower, dated reasonably near the Closing Date, certifying to the due organization and good standing of Borrower. For each jurisdiction in which Borrower is required to be qualified to conduct business a certificate of the Secretary of State (or other appropriate official) of such jurisdiction, dated reasonably near the Closing Date, certifying to the due qualification and good standing of Borrower in such jurisdiction.

(3) Revolving Credit Note.  The Revolving Credit Note duly executed and delivered by Borrower.

(4) Certificate. The following statements shall be true and Bank shall have received a certificate signed by a duly authorized representative of Borrower (dated the Closing Date) stating that:

(a) The representations and warranties contained in each of the Financing Documents are correct on and as of the Closing Date, as though made on and as of such date, and

(b) No Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other Financing Documents.

(5) Opinion of Counsel. A favorable opinion of counsel.

(6) Consents and Approvals. Evidence that all consents and approvals required from any Person, including Governmental Authorities, in connection with the transactions and the financing contemplated by the Financing Documents have been obtained.

(7) Due Diligence. Satisfactory completion of all due diligence checking with regard to Borrower, including a trade checking, customer checking, lien checking and litigation checking.

(8) Termination of UCC Filing. Evidence of termination of the UCC-1 financing statement filed by Bank of America, N.A. against Borrower.

(9) Fees and Expense.  Payment of all fees and expenses required to be paid in accordance with the Financing Document, including the reasonable fees and expenses of counsel to Bank and all fees incurred by Bank in connection with the collateral audit of Borrower’s assets.

Section 3.02 Conditions Precedent to All Revolving Credit Loans.  The obligation of Bank to make each Revolving Credit Loan after the Closing Date is subject to the further conditions precedent that on the date of making such Revolving Credit Loan:

(1) Representations and Warranties, No Defaults or Events of Default. The following statements shall be true:

(a) The representations and warranties contained in each of the Financing Documents are correct on and as of the date of making such Revolving Credit Loan as though made on and as of such date,

(b) No Default or Event of Default has occurred and is continuing, or would result from making such Revolving Credit Loan, and

(2) Additional Documentation.  Bank shall have received such other approvals, opinions or documents as Bank may reasonably request.

Each request for a Revolving Credit Loan and acceptance by Borrower of the proceeds of such Revolving Credit Loan constitute a representation and warranty that the statements contained in subsection (1) of this Section are true and correct both on the date of such request and, unless Borrower otherwise notifies Bank prior to the receipt of the proceeds of such Revolving Credit Loan, as of the date of making such Revolving Credit Loan.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

Section 4.01. Formation, Good Standing, Corporate Power and Due Qualification. Borrower (1) is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, (2) has the corporate power and authority to own its assets and to transact the business in which it now engages or proposes to engage in, and (3) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which such qualification is required.

Section 4.02. Corporate Authority, No Contravention.  The execution, delivery and performance by Borrower of each Financing Document to which each are a party are within its corporate powers, have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of its shareholders which has not been obtained, (2) contravene its certificate of incorporation or by-laws or other organizational documents, (3) violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect applicable to Borrower, (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which it is a party or by which its properties may be bound or affected, or (5) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Borrower.

Section 4.03. Governmental Authority. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Borrower of any Financing Document to which it is a party.

Section 4.04. Legally Enforceable Financing Documents. Each Financing Document to which Borrower is a party is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that such enforcement may be limited by (1) applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally, or (2) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

Section 4.05. Financial Statements.  The consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as of April 30, 2009, and the related consolidated and consolidating statements of operations, and consolidated and consolidating statements of cash flows for the Fiscal Year of Borrower then ended, copies of which have been furnished to Bank, fairly present the financial condition of Borrower and its Consolidated Subsidiaries as of such dates and the results of the operations of Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied. The consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries for the six (6) month period ended October 31, 2009, and the related consolidated and consolidating statement of operations, and consolidated and consolidating statements of cash flows for such six (6) month period  then ended, copies of which have been furnished to Bank, fairly present the financial condition of Borrower and its Consolidated Subsidiaries as of such dates and the results of the operations of Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to normal year end adjustments). There are no material contingent liabilities of Borrower or any of its Consolidated Subsidiaries which are not reflected in such financial statements or the footnotes to such statements.

Section 4.06. Material Adverse Change. No Material Adverse Change has occurred since April 30, 2009.

Section 4.07. Information. No information, exhibit or report furnished by Borrower, any of Borrower’s Subsidiaries or any other Person to Bank in connection with the Financing Documents or any transaction contemplated by any such Financing Document contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. Borrower has disclosed to Bank in writing any and all facts known to Borrower which relate to the business of Borrower or any of its Subsidiaries which are reasonably likely to result in a Material Adverse Change.

Section 4.08. Litigation. There is no action, suit or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator which is reasonably likely, in any one case or in the aggregate, to result in a Material Adverse Change.

Section 4.09. Ownership and Liens.  Borrower and each of its Subsidiaries has title to, or valid leasehold interests in, all of its respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in “Financial Statements” (Section 4.05) (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any of its Subsidiaries and none of the leasehold interests of Borrower or any of its Subsidiaries is subject to any Lien, except for Permitted Liens.

Section 4.10. Subsidiaries. Neither Borrower nor any of its Subsidiaries has any Subsidiaries or Affiliates, except for each of the entities listed on “Schedule of Subsidiaries and Affiliates” (Exhibit C).

Section 4.11. Partnerships and Joint Ventures.  Neither Borrower nor any of its Subsidiaries is a partner in any partnership or a party to a joint venture, other than partnerships and joint ventures entered into in the ordinary course of business.

Section 4.12. Compliance with Laws.  Neither Borrower nor any of its Subsidiaries are in violation of any Law or in default with respect to any judgment, writ, injunction or decree where such violation or default has resulted in, or is reasonably likely to result in, a Material Adverse Change.  Borrower and each of its Subsidiaries possess and are in compliance in all material respects with all Governmental Approvals required to conduct their business as now conducted and as presently proposed to be conducted.

Section 4.13. Taxes.  Borrower and each of its Subsidiaries have filed all tax returns (foreign, federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies due pursuant either to such returns or any assessment received by Borrower or any of its Subsidiaries.  The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries for taxes or other governmental charges are adequate.

Section 4.14. ERISA.  Borrower is in compliance in all material respects with all applicable provisions of ERISA applicable to Borrower.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan.  No notice of intent to terminate a Plan has been filed nor has any Plan been terminated.  No circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings.  Neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan.  Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and there are no unfunded vested benefits.  Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

Section 4.15. Environmental Protection.  Borrower and each of its Subsidiaries have obtained all Governmental Approvals required of Borrower or any such Subsidiaries under all Environmental Laws.  Borrower and each of its Subsidiaries is in compliance in all material respects with all such Governmental Approvals, all Environmental Laws, and all agreements entered into with any Governmental Authority under or pursuant to or with respect to any such Governmental Approval or Environmental Law.

Section 4.16. No Defaults on Outstanding Judgments or Orders.  Borrower and each of its Subsidiaries have satisfied all judgments against Borrower or any such Subsidiary and neither Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any Governmental Authority or arbitrator.

Section 4.17. Licenses and Intellectual Property.  Borrower and each of its Subsidiaries possesses all licenses, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their business as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the items noted above.

Section 4.18. Labor Disputes and Acts of God.  Neither the business nor the properties of Borrower or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance).

Section 4.19. Other Agreements.  Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any organizational document restriction which have resulted in, or is reasonably likely to result in, a Material Adverse Change.  Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party where such default has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.20. Governmental Regulation.  Borrower is not subject to any Law limiting their ability to incur their obligations under any of the Financing Documents to which they are a party, including the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, or the Federal Power Act.

Section 4.21.  Solvent. Borrower and each of its Subsidiaries is Solvent.

ARTICLE V AFFIRMATIVE COVENANTS

So long as the Revolving Credit Note remains unpaid, or Bank has a Revolving Credit Commitment, or any other amount is owing by Borrower to Bank under any Financing Document, Borrower shall and shall cause each of its Subsidiaries to:

Section 5.01. Maintenance of Existence. Preserve and maintain its corporate existence, and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

Section 5.02. Maintenance of Records.  Keep adequate records and books of account in which complete entries reflecting all financial transactions will be made in material conformity with GAAP consistently applied.

Section 5.03. Maintenance of Properties.  Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04. Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the Closing Date.

Section 5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in the same or a similar business and similarly situated.

Section 5.06. Compliance with Laws. Comply with all applicable Laws and Governmental Approvals, such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except  in the case of taxes, where such taxes are the subject of a Good Faith Contest. Without limiting the generality of the foregoing sentence, comply in all material respects with all applicable Environmental Laws and pay or cause to be paid all costs and expenses incurred in connection with such compliance.

Section 5.07. Right of Inspection.  Upon reasonable notice and at any reasonable time and from time to time, permit Bank or any agent or representative of Bank to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries, as applicable, and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries, as applicable, with any of its officers, directors, and the independent accountants for Borrower and its Subsidiaries, as applicable.

Section 5.08. Other Agreements. Perform and comply with each of the provisions of each and every agreement to which it is a party where the failure to perform or comply could result in a Material Adverse Change.

Section 5.09. Reporting Requirements. Furnish to Bank:

(1)  Quarterly Financial Statements.  As soon as available and in any event within sixty (60) days after the end of each first, second and third Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries, as of the end of such quarter, and consolidated and consolidating statements of operations, and consolidated and consolidating statements of cash flow for Borrower and its Consolidated Subsidiaries for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such previous Fiscal Year, and all prepared in compliance with GAAP consistently applied, and accompanied by a review report on such consolidated financial statements acceptable to Bank by Eisner LLP or such other independent accountants selected by Borrower and acceptable to Bank.

(2) Annual Financial Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year, and the related consolidated and consolidating statements of operations, and consolidated and consolidating statements of cash flows for the Fiscal Year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such prior Fiscal Year, and all prepared in accordance with GAAP consistently applied, and accompanied by an audit report on such consolidated financial statements acceptable to Bank by Eisner LLP or such other independent accountants selected by Borrower and acceptable to Bank.

(3) Certificate of Chief Financial Officer. Accompanying the quarterly and annual financial statements to be delivered under subsections (1) and (2) above, a certificate of the chief financial officer of Borrower (a) certifying that, to the best of the knowledge of such chief financial officer, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default, and (b) calculating compliance with the financial covenants included in “Financial Covenants” (Article VII).

(4) Management Letters.  Promptly after their receipt, copies of all management letters or reports submitted to Borrower by its independent public accountants in connection with the examination of the financial statements of Borrower made by such accountants.

(5) Litigation. Promptly after their commencement, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator involving or affecting Borrower or any of its Subsidiaries, which is reasonably likely to be determined against Borrower or any such Subsidiary, and, if so determined, could result in a Material Adverse Change.

(6) Notice of Defaults and Events of Default.  As soon as possible and in any event within three (3) business days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default.

(7) Insurance.  Promptly after the occurrence of any casualty, damage or loss to Borrower or any of its Subsidiaries, whether or not giving rise to a claim under any insurance policy, in an amount greater than $500,000 notice of such event, together with copies of any documents relating to such event, including copies of any such claim, in possession or control of Borrower or any such Subsidiary or any agent of Borrower or any such Subsidiary, and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by Borrower or any such Subsidiary pursuant to any of the Financing Documents.

(8) Environmental Notices.  Promptly after their receipt, copies of all Environmental Notices received by Borrower or any of its Subsidiaries.

(9) Material Adverse Change.  As soon as possible and in any event within three (3) Business Days after the occurrence of any event or circumstance which has resulted in, or could result in, a Material Adverse Change, written notice of such event or circumstance.

(10) ERISA Reports.  Upon the request of Bank, promptly after their filing or receipt, copies of all reports, including annual reports, and notices which Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA, and as soon as possible and in any event within three (3) Business Days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrower will deliver to Bank a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action Borrower proposes to take with respect to such Event, Transaction or termination.

(11) Reports to Other Creditors.  Promptly after their furnishing, copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished pursuant to any other clause of this Section.

(12) Employee Benefit Plans.  Upon the request of Bank, delivery of copies of all generally applicable employee benefit plans of the Borrower and each Guarantor then in existence and confirmation satisfactory to Bank that (a) the plans are funded in accordance with at least minimum statutory requirements for funding, (b) no Reportable Event has occurred as to any plan and (c) no termination of, or withdrawal from any of the plans has occurred or is contemplated that would result in any liability on the part of the Borrower and any Guarantor that has resulted in or could result in a material adverse change to Borrower or any Guarantor.

(13) General Information.  Such other information respecting the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of Borrower or any of its Subsidiaries as Bank may reasonably request from time to time.

ARTICLE VI NEGATIVE COVENANTS

So long as the Revolving Credit Note remains unpaid, or Bank has a Revolving Credit Commitment, or any other amount is owing by Borrower to Bank under any Financing Document, Borrower will not and will not permit any of its Subsidiaries to:

Section 6.01. Debt.  Create, incur, assume, or suffer to exist, any Debt, except (1) Debt under the Financing Documents or any other Debt owed to Bank, (2) accrued expenses, trade payables, advances or progress payments under contracts, all as are customarily incurred in the ordinary course of business, (3) Debt secured by purchase money Liens permitted by “Liens” (Section 6.03).

Section 6.02 Guarantees. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations of any Person, including but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss, except guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Section 6.03 Liens.  Create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties or assets, now owned or hereafter acquired, except

(1) Liens in favor of Bank,

(2) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or if they are due and payable they are the subject of a Good Faith Contest,

(3) Liens imposed by Law, such as mechanic’s, materialmen's, landlord's, warehousemen's, and carrier’s Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested pursuant to a Good Faith Contest,

(4) Liens under worker's compensation, unemployment insurance, social security, or similar legislation,

(5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business,

(6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured by such Liens are the subject of a Good Faith Contest,

(7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower or the applicable Subsidiary of the property or assets so encumbered in the ordinary course of its business or materially impair the value of the property subject to such encumbrance,

(8) Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

(a) Any property subject to any of the foregoing is acquired by the Borrower or the applicable Subsidiary in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition,

(b) The Debt secured by any Lien so created, assumed, or existing shall not exceed 100% of the lesser of cost or fair market value of such property as of the time of acquisition of such property,

(c) Each such Lien shall attach only to the property so acquired and fixed improvements on such property, and

(d) The aggregate Debt outstanding at any time secured by all such Liens with respect to Borrower and all of its Subsidiaries shall not exceed $1,000,000.

Section 6.04. Lease Obligations. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases permitted by “Liens” (Section 6.03), and (2) leases (other than Capital Leases) which do not in the aggregate require Borrower and all of its Subsidiaries to make payments (including taxes, insurance, maintenance, and similar expenses which Borrower or its Subsidiaries are required, in the aggregate, to pay under the terms of any lease) in any Fiscal Year in excess of $1,000,000.

Section 6.05 Investments.  Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except (1) direct obligations of the United States of America or any agency thereof backed by the full faith and credit of the United States of America with maturities of one (1) year or less from the date of acquisition, (2) commercial paper with maturities of one hundred eighty (180) days or less of a domestic issuer rated at least “A-1” by Standard & Poor's Rating Group, a division of McGraw-Hill Companies or “P-1” by Moody's Investors Service, Inc., (3) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $1,000,000,000, (4) investments in financial products or funds offered by or through Bank, and (5) Permitted Acquisitions.

Section 6.06 Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets, except (1) inventory disposed of in the ordinary course of business, and (2) the sale or other disposition of assets no longer used or useful in the conduct of its business.

Section 6.07. Distributions.  Declare or pay any dividends or distributions (other than dividends payable solely in capital stock) or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or securities convertible into capital stock now or hereafter outstanding, or make any distribution of assets to stockholders as such, whether in cash, assets, or in obligations of Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any capital stock, or make any other distribution by reduction of capital or otherwise in respect of any capital stock, or purchase or otherwise acquire for value any capital stock, except for purchases by Borrower of Equity Interest in Borrower where the aggregate amount of all such purchases while this Agreement is in effect is equal to or less than $5,000,000.

Section 6.08 Fundamental Changes. Merge or consolidate with, or change its form of business organization, or liquidate or dissolve (or suffer any liquidation or dissolution), or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material portion of its assets (whether now owned or hereafter acquired), to any Person, or acquire from any Person assets which will constitute a material portion of the assets of Borrower or the applicable  Subsidiary after giving effect to such acquisition, or enter into a joint venture with any Person or become a partner in any partnership, except for (1) joint ventures and partnerships entered into in the ordinary course of business, and (2) Permitted Acquisitions.

Section 6.09. Lines of Business.  Directly or indirectly engage in any business inconsistent with the general character of the business in which it is engaged on the Closing Date, or substantially alter the general character of its business.

Section 6.10. Transaction with Affiliate.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or the applicable Subsidiary and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary that Borrower or such Subsidiary would obtain in a comparable arm's length transaction with a Person not an Affiliate.

Section 6.11. Name, Fiscal Year Accounting and Organizational Documents.  Change its name, its Fiscal Year, its method of accounting, except as required by GAAP, or any of the terms or provisions of its organizational documents.

ARTICLE VII FINANCIAL COVENANTS

So long as the Revolving Credit Note remains unpaid, or Bank has a Revolving Credit Commitment or any other amount is owing by Borrower to Bank under any Financing Document:

Section 7.01. Liquidity Ratio.  Borrower and its Consolidated Subsidiaries will have as of each Quarterly Date a Liquidity Ratio of not less than 1.25 to 1.

Section 7.02. Debt Service Coverage Ratio. Borrower and its Consolidated Subsidiaries will have as of each Quarterly Date a Debt Service Coverage Ratio of not less than 1.25 to 1.

Section 7.03. Minimum Consolidated Net Income. Borrower and its Consolidated Subsidiaries will have for every two (2) consecutive Fiscal Quarters and for each Fiscal Year Consolidated Net Income of not less than One Dollar ($1.00).

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.  Any of the following events shall be an “Event of Default”:

(1) Payment Default. Borrower fails (a) to pay the principal of, or interest on, the Revolving Credit Note when due and payable, or (b) Borrower fails to pay any fees or expenses required to be paid under any of the Financing Documents within ten (10) days of when due and payable,

(2) Breach of Representation. Any representation or warranty made by Borrower in any Financing Document to which it is a party or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Financing Document shall prove to have been (a) in the case of such representation or warranty which is not subject to a Material Adverse Change exception, incorrect in any material respect on or as of the date made, or (b) in the case of such representation or warranty which is subject to a Material Adverse Change exception, incorrect on or as of the date made,

(3) Breach of Covenant. Borrower fails to perform or observe any term, covenant or agreement contained in “Maintenance of Insurance” (Section 5.05), “Reporting Requirements” (Section 5.09), “Negative Covenants” (Article VI) or “Financial Covenants” (Article VII) on its part to the performed or observed, or Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement and such failure shall remain unremedied for thirty (30) consecutive calendar days after such failure,

(4) Cross Default. Borrower or any Subsidiary shall (a) fail to pay all or any portion of its Debt (other than the Debt evidenced by the Revolving Credit Note or Debt which is equal to or greater than $500,000), or any interest or premium on such Debt when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity of such Debt,

(5) Bankruptcy. Borrower or any Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Borrower or any such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against Borrower or any Subsidiary shall remain undismissed for a period of thirty (30) days, or Borrower or any Subsidiary shall take any action to authorize any of the actions set forth above in this subsection (5),

(6) Judgments. Any judgment or order or combination of judgments or orders for the payment of money, in excess of $500,000 in the aggregate, shall be rendered against Borrower or any Subsidiary and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect,

(7) ERISA. Any of the following events occur or exist with respect to Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $25,000,

(8) Financing Documents. Any Financing Document shall at any time after its execution and delivery and for any reason, ceases to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of such Financing Document shall be contested by Borrower or Borrower shall fail to perform any of its obligations under such Financing Document or Borrower shall deny that it has any or further liability or obligation under any such Financing Document,

(9) Change in Control. The occurrence of a Change in Control, or

(10) Material Adverse Change. The occurrence of a Material Adverse Change.

Section 8.02. Remedies.  If any Event of Default shall occur, Bank may, (1) by notice to Borrower, terminate the Revolving Credit Commitment, (2) by notice to Borrower, declare the outstanding Revolving Credit Note, all interest on the Revolving Credit Note, and all other amounts payable under any other Financing Document to be forthwith due and payable, whereupon the Revolving Credit Note, all such interest, and all such amounts due under such other Financing Documents shall become and be forthwith due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, (3) exercise any remedies provided in any of the Financing Documents and/or (4) exercise any rights and remedies provided by Law, provided, however, that upon the occurrence of an Event of Default specified under Section 8.01(5) above, the outstanding Revolving Credit Note and any other amounts payable under all the Financing Documents, and all interest on any of the foregoing, shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

No failure on the part of Bank to exercise, and no delay in exercising, any right under any Financing Document shall operate as a waiver of such right or preclude any other or further exercise of such right or the exercises of any other right.  The remedies provided in the Financing Documents are cumulative and not exclusive of any remedies provided by Law.

ARTICLE IX MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Financing Document, nor consent to any departure by Borrower from any Financing Document, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02 Usury.  Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Revolving Credit Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of such payment would be contrary to provisions of Law applicable to Bank limiting rates of interest which may be charged or collected by Bank.

Section 9.03 Costs and Expenses. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Financing Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank, with respect to the items noted above and with respect to advising Bank as to its rights and responsibilities under any of the Financing Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Financing Documents.  In addition, Borrower agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Financing Documents and the other documents to be delivered under any such Financing Documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. All such costs and expenses not paid within ten (10) days after the date requested by Bank will accrue interest at a rate per annum equal to the CP Floating Rate plus 3.00%.

Section 9.04 Indemnification. Borrower agrees to indemnify Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Revolving Credit Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

The obligations of Borrower under this Section shall survive the repayment of the Revolving Credit Loans and all amounts due under or in connection with any of the Financing Documents.

Section 9.05 Assignment, Participation. This Agreement shall be binding upon, and shall inure to the benefit of Borrower, Bank and their respective successors and assigns. Borrower may not assign or transfer its rights or obligations under any of the Financing Documents.  In the case of an assignment by Bank, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment), the same rights, benefits and obligations as it would have if it were Bank.

Bank may sell participation in all or any part of the Revolving Credit Loans to one or more banks or other institutions.  Each such participant shall have no rights under the Financing Documents and all amounts payable by Borrower shall be determined as if Bank had not sold such participation. Bank may furnish any information concerning Borrower in the possession of Bank from time to time to assignees and participants (including prospective assignees and participants).

Bank has the right to pledge the Revolving Credit Note to a Federal Reserve Bank.

Section 9.06 Notices, Etc. All notices and other communications provided for under any of the Financing Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to any party to this Agreement, at its address specified on its signature page to this Agreement or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall be effective in the case of delivery by hand or overnight courier service or by telecopy on the date of receipt and be effective in the case of delivery by mail two (2) Business Days after being deposited in the mails.

Section 9.07 Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under any of the Financing Documents, irrespective of whether or not Bank shall have made any demand under such Financing Document and although such obligations may be unmatured.  Bank agrees promptly to notify Borrower, after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

Section 9.08 Jurisdiction, Immunities. Borrower hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in County of Nassau in the State of New York over any action or proceeding arising out of or relating to any of the Financing Documents, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified on the signature page of this Agreement by registered mail, return receipt requested.  Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Law. Borrower further waives any objection to venue in such State on the basis of inconvenient forum. Borrower further agrees that any action or proceeding brought against the other party shall be brought only in New York State or United States Federal court sitting in the County of Nassau.

Nothing in this Section shall affect the right of Bank to serve legal process in any other manner permitted by Law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdictions.

To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations under all of the Financing Documents.

Section 9.09 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to its conflict of law principles.

Section 9.10 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.11 Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

Section 9.12 Severability of Provisions.  Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Financing Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.13 Integration.  The Financing Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 9.12 WAIVER OF SPECIAL DAMAGES.  THE BORROWER HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.13  JURY WAIVER.  THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS.  THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THIS AGREEMENT.

Section 9.14  USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extensions of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower IS not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower.  Bank may also ask, if Borrower IS an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the year and date first above written.

Hi-Tech Pharmacal Co., Inc.

By:	/s/William Peters
Name: William Peters
Title: Chief Financial Officer and Vice President

Address for Notices:

369 Bayview Avenue
Amityville, New York 11701
Attention: David Seltzer

JPMorgan Chase Bank, N.A.

By:	/s/ Richard H. Grabelsky
Name: Richard H. Grabelsky
Title: Vice President

Address for Notices:
395 North Service Road, Suite 302
Melville, New York 11747
Attention: Richard Grabelsky

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$10,000,000	Melville, New York
May __, 2010

FOR VALUE RECEIVED, Hi-Tech Pharmacal Co., Inc., a Delaware corporation ("Borrower”) hereby promise to pay to the order of JPMorgan Chase Bank, N.A. (“Bank”) at the office of Bank located at 395 North Service Road, Suite 302, Melville, New York 11747 or at such other location as Bank may direct, the principal sum of Ten Million Dollars  ($10,000,000), or if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrower pursuant to the Revolving Credit Agreement referred to below outstanding on the Revolving Credit Facility Termination Date (as defined in the Credit Agreement referred to below).

Borrower also promises to pay interest on the unpaid principal balance of this Revolving Credit Note, for the period any principal is outstanding under such Note, at the office specified above, at the time and rate per annum specified in the Revolving Credit Agreement referred to below. Any amount of principal or interest due and payable pursuant to this Revolving Credit Note which is not paid when due, whether by stated maturity, acceleration or otherwise, shall bear interest from the date when due until said principal amount or interest is paid in full, payable on demand, at a rate per annum equal at all times to the rate specified in the Revolving Credit Agreement (as defined below).

Borrower hereby authorizes Bank to record in its books and records and prior to a transfer of this Revolving Credit Note, endorse on the Schedule annexed to this Revolving Credit Note the amount of all Revolving Credit Loans made to Borrower by Bank and all continuations, conversions and payments of principal amounts in respect of the Revolving Credit Loans, which records and endorsements, as applicable, shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Revolving Credit Loans owed to Bank, provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligation of Borrower under the Revolving Credit Agreement or this Revolving Credit Note.

If this Revolving Credit Note becomes due and payable on a day other than a Business Day, the maturity of this Revolving Credit Note shall be extended to the next following Business Day, and interest shall be payable on such installment at the rate specified in this Revolving Credit Note during such extension.

All payments on this Revolving Credit Note shall be made in lawful money of the United States of America in immediately available funds.

Reference is made to the Revolving Credit Agreement dated as of May 27, 2010 between Borrower and Bank (“Revolving Credit Agreement”).  This Revolving Credit Note is the Revolving Credit Note referenced in the Revolving Credit Agreement and evidences Revolving Credit Loans made by Bank to Borrower pursuant to the Credit Agreement. All capitalized terms used in this Revolving Credit Note which are not defined in this Revolving Credit Note shall have the meaning specified for such term in the Revolving Credit Agreement.

The Revolving Credit Agreement provides for the acceleration of the maturity of the Revolving Credit Loans upon the occurrence of an Event of Default.

Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Credit Note.

This Revolving Credit Note shall be governed by, and interpreted and construed in accordance with, the laws of the state of New York, without regard to its conflicts of law provisions.

Hi-Tech Pharmacal Co., Inc.

By:
Name:
Title:

SCHEDULE TO TERM LOAN NOTE OF
HI-TECH PHARMACAL CO., INC.

Date Loan Made or Repaid	Type of Loan	Amount of Loan	Length of Interest Period	Amount of Principal Repayment	Unpaid Principal Balance of Loans	Name of Person Making Notation

EXHIBIT B

CALCULATION OF INTEREST RATES

As the applicable interest rate Borrower can select either the CB Floating Rate or the Adjusted LIBOR Rate plus the Applicable Margin.

If the CB Floating Rate is selected then the applicable rate of interest on the Revolving Credit Loan will be the higher of (1) the Prime Rate, or (2) the Adjusted One Month LIBOR Rate.  The Prime Rate is the Prime Rate announced by Bank.  The Adjusted One Month LIBOR Rate is a rate calculated as follows:

2.50% + 1 Month LIBOR Rate
(1 minus Reserve Required)

If the One Month LIBOR Rate is 0.30% and the Reserve Required is 0% then the Adjusted One Month LIBOR Rate is

2.50% + 0.30% = 2.80%
1

If the Adjusted LIBOR Rate plus the Applicable Margin is selected then such Rate is calculated as follows:

LIBOR Rate x           1           + Applicable Margin
(1 minus Statutory Reserve Rate)

If the LIBOR Rate is 1.00% and the Statutory Reserve Rate is 0% then the Adjusted LIBOR Rate plus the Applicable Margin is:

1.00% x 1 + 1.50% = 2.50%

EXHIBIT C

SCHEDULE OF SUBSIDIARIES AND AFFILIATES

ECR Pharmaceuticals Co., Inc.